Exhibit 99.1

Interpublic Group Announces Series of Executive Changes
Philippe Krakowsky Named Chief Operating Officer of IPG
Daryl Lee Elevated to Chief Executive Officer of IPG Mediabrands
Experienced and Accomplished Leaders Demonstrate the Company’s Depth of Talent

New York, Sept. 09, 2019 (GLOBE NEWSWIRE) --  Interpublic Group (NYSE: IPG) announced today a number of senior management changes.
Effective immediately, Philippe Krakowsky moves to the role of Chief Operating Officer of IPG.
Mr. Krakowsky, 57, has served as IPG’s Chief Strategy and Talent Officer for over a decade and will continue in those roles. In his new role at the holding company, Mr. Krakowsky will work with Chairman and CEO Michael Roth to oversee business operations across Interpublic. In addition to continuing in his position as Chairman of Mediabrands, Mr. Krakowsky will have oversight of Acxiom, Carmichael Lynch, Deutsch, Hill Holliday, Huge, and R/GA.
Michael I. Roth, IPG's Chairman and CEO, commented, “For more than a decade, Philippe has played a key part in major strategic actions at Interpublic that have been integral to our long-term success, and more recently he was the driving force behind our acquisition of Acxiom. He has helped me in the design and execution of our cross agency “open architecture” model that delivers the best of IPG solutions to our clients. He has also been instrumental in helping create IPG’s distinctive culture, which attracts the industry’s best talent. We're very excited to have him positioned in this new chief operating role at IPG.”
Also being announced, Daryl Lee will become the CEO of IPG Mediabrands, a post held by Mr. Krakowsky for the past three years. Eileen Kiernan is elevated to global CEO of UM, succeeding Mr. Lee.
For 20 of the last 22 financial quarters, IPG has outperformed the industry on the key metric of organic revenue growth, with IPG Mediabrands playing a leading role in driving this growth. During that period, UM has been a significant factor of that success, winning a series of high-profile industry pitches. Additionally, Initiative has been an important part of Mediabrands’ success, with major wins and retentions. Both agencies have been widely recognized with “Agency of the Year” honors and awards at leading industry awards shows. The leadership position of Cadreon as a provider of programmatic technology solutions has also helped drive growth for Mediabrands, as has the digital and performance media offering at Reprise, all supplemented by Orion, and MAGNA’s negotiation and intelligence units.
On Mr. Lee, 48, the new CEO of IPG Mediabrands, Mr. Roth commented: “Daryl is one of our industry’s top business strategists, with experience as a management consultant, at creative agencies, as well as in the media sector. He is relentlessly client-focused, and has consistently proven that he and his teams can identify insights-driven, creative solutions for marketers’ most challenging problems. Daryl’s great passion for the business inspires his people to do their best work, and he has consistently shown himself to be a true champion for diversity and inclusion, a core IPG value.”
On Ms. Kiernan, 49, most recently the Global President of J3, the dedicated media unit within UM responsible for Johnson & Johnson, Mr. Roth commented: “Eileen’s clients have called her courageous, trustworthy, humble and relentless. Eileen delivers

Interpublic Group 909 Third Avenue New York, NY 10022 212-704-1200 tel 212-704-1201 fax

Exhibit 99.1

creative vision for her clients, as well as operational excellence. This combination of strategic and pragmatic thinking is what sets Eileen apart as an effective leader. We are thrilled that she will be UM’s next global CEO."
Having all risen through the leadership ranks of the company, these executives have over 35 years of combined experience at IPG. Prior to joining Interpublic, these three leaders had worked across various agencies and business sectors, and garnered significant industry recognition. Their biographies are below.
Philippe Krakowsky, Chief Operating Officer, Interpublic Group, biography.
Daryl Lee, Chief Executive Officer, IPG Mediabrands, biography.
Eileen Kiernan, Chief Executive Officer, UM, biography.
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About Interpublic
Interpublic is values-based, data-fueled, and creatively-driven. Major global brands include Acxiom, Craft, FCB (Foote, Cone & Belding), FutureBrand, Golin, Huge, Initiative, Jack Morton, MAGNA, McCann, Momentum, MRM//McCann, MullenLowe Group, Octagon, R/GA, UM and Weber Shandwick. Other leading brands include Avrett Free Ginsberg, Campbell Ewald, Carmichael Lynch, Deutsch, Hill Holliday, ID Media and The Martin Agency. For more information, please visit www.interpublic.com.
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Contact Information
Tom Cunningham
(Press)
(212) 704-1326

Jerry Leshne
(Analysts, Investors)
(212) 704-1439

Source: Interpublic Group of Companies, Inc.

Interpublic Group 909 Third Avenue New York, NY 10022 212-704-1200 tel 212-704-1201 fax